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Exhibit 16.2

ERNST & YOUNG LETTERHEAD




June 16, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549


Gentlemen:

We have read Item 4.01 of Form 8-K dated June 8, 2006 of MIV Therapeutics Inc. (File Ref. no.: 000-30453)(the "Company") and:


         o We are in agreement with the statement made in the first sentence of paragraph two but we have no basis to agree or disagree with the statements made in the second sentence of this paragraph.

         o We are in agreement with the statements made in paragraphs one, three, four, five, six and seven.

         o We have no basis to agree or disagree with the statements made in paragraphs eight and nine.


Yours truly,


/s/ Ernst & Young LLP
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ERNST & YOUNG LLP